Exhibit 99.1

For Immediate Release
Contact:
Mike Bauer	Jerry Daly or Carol McCune
Sr. Director, Finance and Investor Relations	Daly Gray Public Relations (Media)
(301) 581-5927	(703) 435-6293

MeriStar Hospitality Corporation Reports Strong 2005 Full Year, Fourth Quarter Results

Fourth Quarter Adjusted FFO per Share Increase of Nearly 90 Percent

BETHESDA, Md., February 7, 2006—MeriStar Hospitality Corporation (NYSE: MHX), one of the nation’s largest hotel real estate investment trusts (REIT), today announced financial results for the full year and fourth quarter ended December 31, 2005. Highlights of the company’s strong performance include1:

	Q4 2005	Q4 2004	FY 2005	FY 2004
Net Loss (in millions)	$(113.7)	$(17.7)	$(241.6)	$(96.3)
Net Loss per Diluted Share	$(1.30)	$(0.20)	$(2.76)	$(1.18)
Adjusted FFO per Diluted Share	$0.17	$0.09	$0.71	$0.40
Adjusted EBITDA (in millions)	$44.8	$40.6	$189.6	$164.0
RevPAR Increase	14.8%		10.5%
ADR Increase	9.4%		10.3%
Occupancy Increase	4.9%		0.3%

•	Full year 2005 comparable hotel gross operating profit margins rose 144 basis points, and comparable hotel EBITDA margins increased 176 basis points;

•	Business interruption (BI) insurance gain of $2.8 million and $7.1 million (based on insurer recognition to date from losses resulting from the 2004 Florida hurricanes) included in fourth quarter and full year 2005, respectively, in net income, adjusted FFO and adjusted EBITDA. The BI insurance gain amount is $1.2 million below previous guidance;

•	Net loss includes non-cash impairment charges of $153.6 million or $(1.71) per diluted share for the full year 2005 and $106.6 million or $(1.19) per diluted share for the fourth quarter 2005 related to the company’s asset disposition program.

“Our 2005 results demonstrated the ability of our portfolio to deliver consistently strong operating results,” said Paul W. Whetsell, chairman and chief executive officer. “We are realizing the benefits of our three-year renovation program and the repositioning of our portfolio. Moreover, we have made significant progress on our plan to take advantage of the prevailing real estate market valuations and have sold assets at prices that increase shareholder value and provide increased financial strength, as well as greater visibility towards restoring our common dividend.

“Our management team remained focused and active in early 2006. We have taken several actions since year end that will greatly accelerate our capital structure improvement and provide a stronger platform for future growth,” Whetsell added. The company completed the following:

•	Executed a previously announced agreement with an affiliate of The Blackstone Group to sell nine hotels and a golf and tennis club for approximately $367 million, with the transaction expected to close by the end of the first quarter;

•	Sold an additional six assets (1,269 rooms) in January in several transactions for total gross proceeds of $115 million;

•	Reached an agreement to settle the company’s Hurricane Charley insurance claims for a total value of $202.5 million after deductibles. The settlement will result in an $82.5 million payment in February;

•	Issued an irrevocable redemption notice to call $100 million of its 10.5 percent senior unsecured debt at the call price of 105.25%. The notes will be redeemed in early March.

“We have substantially and successfully concluded our asset disposition plan and intend to promptly apply these proceeds to repay our senior unsecured notes,” Whetsell stated. “These actions will significantly improve our financial flexibility and interest coverage, providing us a much broader ability to address business issues and further enhance shareholder value.”

Donald D. Olinger, chief financial officer stated, “We are very pleased to have worked with our insurance companies to reach a settlement of our Hurricane Charley claim at a coverage level that adequately addresses our restoration obligations and supports our business interruption income recognition. Completing the claim process will enable us to better plan our business and focus on operations.”

Operations

“Our properties performed exceedingly well, as we experienced a 10.5 percent increase in RevPAR for the year on a comparable hotel basis, led principally by a 10.3 percent increase in average daily rate (ADR). RevPAR gains accelerated throughout the year, with a 2005 fourth quarter RevPAR increase of 14.8 percent over the 2004 fourth quarter,” Whetsell noted.

“Our ability to aggressively drive rate was the major factor in the 176 basis-point improvement in our comparable hotel EBITDA margins during 2005. Rate improvement allowed us to absorb increases in energy and insurance costs and still achieve 2005 adjusted EBITDA of nearly $190 million, which was at the top end of our range of guidance.

“With our focus on upscale, full-service brands in major urban markets, we benefited fully from the continuing growth in transient business demand and the increased competitive strength of our portfolio. We are encouraged that the development pipeline remains conservative, especially in urban markets, where barriers to new competition are the highest,” Whetsell added.

Regionally, the company experienced the strongest gains in the Washington D.C./Mid-Atlantic and southern California markets, where RevPAR grew 16.1 percent and 16.9 percent, respectively, during the 2005 fourth quarter. Also, the company recorded RevPAR growth of 29.2 percent for the 2005 fourth quarter in the combined Houston/Dallas markets following the response to the Gulf Coast hurricanes. Results from the company’s recently acquired properties, the Ritz-Carlton Pentagon City and the Marriott Irvine, continued to show very positive growth, with a combined 17.0 percent RevPAR increase in the 2005 fourth quarter and 18.6 percent RevPAR growth for the year. The Radisson Lexington Avenue in Midtown Manhattan, in which the company invested $10 million for a 49.99 percent equity interest, returned $1.6 million in distributable cash recognized as EBITDA during the year, $252,000 of which was recognized in the fourth quarter, in addition to the $5.75 million annual return on the company’s $40 million mezzanine loan. “Results from all three of our recent investments have exceeded our initial expectations and contributed significantly to our excellent 2005 results,” Whetsell remarked.

Asset Sales

As previously reported, the company sold five hotels in the 2005 fourth quarter for total gross proceeds of $58.5 million, and retired $27 million in secured debt in the quarter. For the full year 2005, the company sold nine properties with gross proceeds totaling $104 million.

The company also sold six properties in January 2006 for total proceeds of $115 million and repaid an additional $23 million in secured debt. The properties include:

•	Courtyard Durham, North Carolina (146 rooms)

•	Hilton Grand Rapids Airport, Michigan (224 rooms)

•	Radisson Annapolis, Maryland (219 rooms)

•	Doubletree Hotel Dallas, Texas (289 rooms)

•	Hilton Romulus Airport, Michigan (151 rooms)

•	Holiday Inn Fort Lauderdale, Florida (240 rooms)

In addition, the company recently announced it had signed a definitive agreement to sell 10 properties to an affiliate of The Blackstone Group for $367 million. The transaction is expected to close by the end of the first quarter.

“Following the completion of the Blackstone transaction, we will have sold 25 assets for $586 million since the beginning of 2005. This group of 25 properties contributed over $30 million in adjusted EBITDA2 for the full year 2005. These sales essentially complete our asset disposition program, with only six properties remaining for disposition that are expected to generate approximately $70 million in proceeds. We plan to use the majority of the proceeds from our asset disposition program to reduce our overall debt levels,” Whetsell stated.

Renovation Update

During the year, the company invested $95 million in non-hurricane related capital improvements at its properties, including $17 million during the fourth quarter. “Our renovation program continues on schedule, as we completed approximately $220 million in non-hurricane refurbishments and upgrades at our hotels during 2004 and 2005. We plan to invest an additional $70 million in 2006 for non-hurricane capital expenditures. This will essentially complete our multi-year capital improvement program allowing our capital expenditure levels to return to more typical industry levels.

“The benefits of our renovation program are accelerating,” Whetsell added. “By the end of 2005, nearly every property in our portfolio had significant renovation work completed within the past two years. We believe that our portfolio of hotels now is well positioned for continued future growth.”

Capital Structure

“We have made measurable progress on our overall objective to restructure our outstanding debt and significantly reduce our cost of borrowing,” Olinger said. “We expect to call the remaining balance of our 10.5 percent senior unsecured notes following the completion of our recently announced asset sale transactions and will look for additional debt reduction opportunities. By the end of the second quarter, we plan to repay a total of approximately $400 million of our senior notes, plus $44 million in mortgage debt.

“When combined with the transactions we have entered into over the past year including the refinancing of our $300 million CMBS loan, by year-end 2006 we expect to have lowered our borrowing costs by 75 basis points to approximately 7.75 percent and reduced our annual interest expense by approximately $50 million on a pro forma basis, compared to year-end 2004 debt levels.

“In combination with the performance of our portfolio, our goal is to achieve greater financial flexibility through improved interest coverage and lower debt levels. In particular, we will seek to improve our interest coverage ratio to more than two times by the end of 2006,” he added.

Guidance

The company provided the following range of estimates for the full year and first quarter 2006:

•	RevPAR growth of 7 to 9 percent for the full year and 10 to 12 percent in the first quarter;

•	Net income (loss) of $7 to $11 million for the full year and $(5) to $(8) million in the first quarter;

•	Adjusted EBITDA of $177 to $181 million for the full year and $45 to $48 million in the first quarter;

•	Net income (loss) per diluted share of $0.08 to $0.13 for full year and $(0.06) to $(0.09) for the first quarter;

•	Adjusted FFO per diluted share of $0.88 to $0.92 for the full year and $0.13 to $0.16 in the first quarter.

“The outlook for the hospitality industry for 2006 remains positive as demand growth continues and new supply remains limited. Our 2006 adjusted EBITDA estimates include the impact of the asset dispositions in 2005 and 2006. Following our healthy margin expansion in 2005, we expect 2006 margins to grow between 125 and 150 basis points as we see some impact of increased energy, labor and insurance costs, as well as an increase in franchise fees resulting from our recent brand conversions and franchise renewals,” Whetsell said. “Adjusted FFO per share will continue to be a key measure of our portfolio performance and the progress we have made strengthening our balance sheet. Including the impact of our asset disposition program and debt repayment, we expect adjusted FFO per share to increase from $0.71 per share in 2005 to $0.88 to $0.92 per share in 2006 with first quarter adjusted FFO per share of $0.13 to $0.16,” Whetsell added.

See reconciliations of net loss to FFO per diluted share and Adjusted FFO per diluted share and net loss to Adjusted EBITDA included in the tables of this press release. FFO, Adjusted FFO, and Adjusted EBITDA (earnings before interest, income taxes, depreciation, amortization and other items) are non-GAAP financial measures and should not be considered as alternatives to any measures of operating results under GAAP. See the notes to financial information for further discussion of these non-GAAP financial measures.

Conference Call

MeriStar will hold a conference call to discuss its 2005 full year and fourth-quarter results today, February 7, 2006, at 10 a.m. Eastern time. Interested parties may visit the company’s Web site at www.meristar.com and click on Investor Relations and then the webcast link.

Interested parties also may listen to an archived webcast of the conference call on the company’s Web site, or may dial (800) 405-2236, reference number 11051757, to hear a telephone replay. The telephone replay will be available through midnight on Wednesday, February 22, 2006.

Bethesda, Md.-based MeriStar Hospitality Corporation owns 58 principally upscale, full-service hotels in major markets and resort locations with 17,003 rooms in 19 states and the District of Columbia. The company owns hotels under such internationally known brands as Hilton, Sheraton, Marriott, Ritz-Carlton, Westin, Doubletree and Radisson. For more information about MeriStar Hospitality, visit the company’s website: www.meristar.com.

1 FFO, Adjusted FFO, Adjusted EBITDA, and comparable hotel EBITDA margins are non-GAAP financial measures. See the notes to financial information for further discussion of these non-GAAP financial measures.

2 Net loss for the group of 25 properties was $(54.7) million, which consisted of $30.5 million of EBITDA less $(19.7) million of depreciation and amortization, $(1.3) million of interest expense, and $(64.2) of loss on asset impairment.

Information both included and incorporated by reference in this press release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements, which are based on various assumptions and describe our future plans, strategies, and expectations, are generally identified by our use of words such as “intend,” “plan,” “may,” “should,” “will,” “project,” “estimate,” “anticipate,” “believe,” “expect,” “continue,” “potential,” “opportunity,” and similar expressions, whether in the negative or affirmative. We cannot guarantee that we actually will achieve these plans, intentions or expectations. All statements regarding our expected financial position, business and financing plans are forward-looking statements.

Except for historical information, matters discussed in this press release are subject to known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from future results, performance or achievements expressed or implied by such forward-looking statements.

Factors which could have a material adverse effect on our operations and future prospects include, but are not limited to: economic conditions generally and the real estate market specifically; supply and demand for hotel rooms in our current and proposed market areas; other factors that may influence the travel industry, including health, safety and economic factors; competition; the level of proceeds from asset sales; our ability to realize anticipated benefits of acquisitions; cash flow generally, including the availability of capital generally, cash available for capital expenditures, and our ability to refinance debt; the effects of threats of terrorism and increased security precautions on travel patterns and demand for hotels; the threatened or actual outbreak of hostilities and international political instability; governmental actions, including new laws and regulations and particularly changes to laws governing the taxation of real estate investment trusts; availability of labor and union contract requirements; the expanding scope of brand standards and the costs associated with maintaining compliance with those standards; weather conditions generally and natural disasters and our ability to obtain cost-effective insurance coverage and to recover for resulting property damage; rising interest rates; reliance on third-party operators to provide timely and accurate financial reporting; and changes in U.S. generally accepted accounting principles, policies and guidelines applicable to real estate investment trusts.

These risks and uncertainties should be considered in evaluating any forward-looking statements contained in this press release or incorporated by reference herein. All forward-

looking statements speak only as of the date of this press release or, in the case of any document incorporated by reference, the date of that document. All subsequent written and oral forward-looking statements attributable to us or any person acting on our behalf are qualified by the cautionary statements in this section. We undertake no obligation to update or publicly release any revisions to forward-looking statements to reflect events, circumstances or changes in expectations after the date of this press release.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

	Quarter Ended December 31,		Year Ended December 31,
	2005	2004	2005	2004
Revenue:
Hotel operations:
Rooms	$114,702	$96,808	$471,700	$445,269
Food and beverage	57,305	52,474	203,250	189,177
Other hotel operations	10,458	9,163	43,812	50,818
Office rental, parking and other revenue	962	946	5,860	4,922

Total revenue	183,427	159,391	724,622	690,186

Hotel operating expenses:
Rooms	29,055	25,860	116,037	112,067
Food and beverage	38,776	35,028	142,175	135,424
Other hotel operating expenses	6,689	6,230	27,652	32,344
Office rental, parking and other expenses	521	457	2,903	2,395
Other operating expenses:
General and administrative, hotel	29,903	26,388	114,797	106,905
General and administrative, corporate	4,003	5,160	14,364	14,832
Property operating costs	28,294	23,631	109,715	101,803
Depreciation and amortization	21,440	20,604	85,369	85,922
Property taxes, insurance and other	8,500	8,135	39,807	49,177
Loss on asset impairments	64,996	—	89,373	—
Contract termination costs	134	—	1,215	—

Operating expenses	232,311	151,493	743,407	640,869

Equity in income (loss) of and interest earned from unconsolidated affiliates	2,937	8,347	10,193	13,147
Hurricane business interruption insurance gain	2,772	—	7,062	—

Operating (loss) income	(43,175)	16,245	(1,530)	62,464

Minority interest income	2,888	488	6,208	2,880

Interest expense, net	(28,017)	(31,341)	(119,580)	(126,927)
Loss on early extinguishments of debt	(301)	(49)	(58,004)	(9,672)

Loss before income taxes and discontinued operations	(68,605)	(14,657)	(172,906)	(71,255)

Income tax (expense) benefit	(162)	240	(1,029)	1,040

Loss from continuing operations	(68,767)	(14,417)	(173,935)	(70,215)

Discontinued operations:
Loss from discontinued operations before income tax	(44,970)	(3,323)	(67,683)	(26,251)
Income tax benefit	—	12	—	167

Loss from discontinued operations	(44,970)	(3,311)	(67,683)	(26,084)

Net loss	$(113,737)	(17,728)	$(241,618)	(96,299)

Basic loss per share:
Loss from continuing operations	$(0.79)	(0.16)	$(1.99)	(0.86)
Loss from discontinued operations	(0.51)	(0.04)	(0.77)	(0.32)

Loss per basic share	$(1.30)	(0.20)	$(2.76)	(1.18)

Diluted loss per share:
Loss from continuing operations	$(0.80)	(0.16)	$(2.01)	(0.87)
Loss from discontinued operations	(0.50)	(0.04)	(0.75)	(0.31)

Loss per diluted share	$(1.30)	(0.20)	$(2.76)	(1.18)

CONSOLIDATED BALANCE SHEETS

(In thousands, except per share amounts)

	December 31, 2005	December 31, 2004
ASSETS
Property and equipment	$2,342,832	$2,581,720
Accumulated depreciation	(478,315)	(506,632)

	1,864,517	2,075,088

Assets held for sale	80,885	—
Investment in and advances to unconsolidated affiliates	72,427	84,796
Prepaid expenses and other assets	35,570	34,533
Insurance claim receivable	40,972	76,056
Accounts receivable, net of allowance for doubtful accounts of $545 and $691	36,363	32,979
Restricted cash	19,856	58,413
Cash and cash equivalents	25,441	60,540

	$2,176,031	$2,422,405

LIABILITIES AND STOCKHOLDERS’ EQUITY
Long-term debt	$1,585,075	$1,573,276
Accounts payable and accrued expenses	81,188	75,527
Accrued interest	33,933	41,165
Due to Interstate Hotels and Resorts	14,456	21,799
Other liabilities	8,509	11,553

Total liabilities	1,723,161	1,723,320

Minority interests	6,816	14,053
Stockholders’ equity:
Preferred stock, par value $0.01 per share
Authorized – 100,000 shares
Issued – none	—	—
Common stock, par value $0.01 per share
Authorized – 100,000 shares
Issued –90,050 and 89,739 shares	900	897
Additional paid-in capital	1,469,151	1,465,658
Accumulated deficit	(980,011)	(738,393)
Common stock held in treasury – 2,492 and 2,372 shares	(43,986)	(43,130)

Total stockholders’ equity	446,054	685,032

	$2,176,031	$2,422,405

RECONCILIATION OF NET LOSS TO FUNDS FROM OPERATIONS (a)

(In thousands, except per share amounts)

	Quarter Ended December 31,		Year Ended December 31,
	2005	2004	2005	2004
Funds From Operations:

Net loss	$(113,737)	$(17,728)	$(241,618)	$(96,299)
Depreciation and amortization of real estate assets	20,906	22,841	89,052	95,575
Loss on disposal of assets	2,870	303	5,397	14,065
Unconsolidated affiliate adjustments	1,325	1,065	4,732	1,065
Minority interest to common OP unit holders	(625)	(473)	(2,507)	(2,943)

Funds from operations	$(89,261)	$6,008	$(144,944)	$11,463

Weighted average number of shares of common stock outstanding	87,533	89,735	87,472	83,978

Funds from operations per diluted share	$(1.02)	$0.07	$(1.66)	$0.14

Funds From Operations, as adjusted:

Funds from operations	$(89,261)	$6,008	$(144,944)	$11,463
Loss on asset impairments	106,568	2,315	153,558	12,337
Loss on early extinguishments of debt	301	49	58,004	9,672
Contract termination costs	134	—	1,215	—
Minority interest to common OP unit holders	(2,662)	—	(5,377)	—

Funds from operations, as adjusted	$15,080	$8,372	$62,456	$33,472

Weighted average number of shares of common stock and common stock equivalents outstanding	87,669	89,735	87,601	83,978

Funds from operations per diluted share, as adjusted	$0.17	$0.09	$0.71	$0.40

(a)	See the notes to the financial information for discussion of non-GAAP measures.

RECONCILIATION OF NET LOSS TO EBITDA (a)

(In thousands)

	Quarter Ended December 31,		Year Ended December 31,
	2005	2004	2005	2004
EBITDA and Adjusted EBITDA:

Net loss	$(113,737)	$(17,728)	$(241,618)	$(96,299)
Loss from discontinued operations	(44,970)	(3,311)	(67,683)	(26,084)

Loss from continuing operations	(68,767)	(14,417)	(173,935)	(70,215)
Interest expense, net	28,017	31,341	119,580	126,927
Income tax expense (benefit)	162	(240)	1,029	(1,040)
Depreciation and amortization	21,440	20,604	85,369	85,922

EBITDA from continuing operations	(19,148)	37,288	32,043	141,594

Loss on asset impairments	64,996	—	89,373	—
Contract termination costs	134	—	1,215	—
Minority interest income	(2,888)	(488)	(6,208)	(2,880)
Loss on early extinguishments of debt	301	49	58,004	9,672
Equity investment adjustments:
Equity in (income) loss of affiliates	(32)	(237)	1,310	(237)
Distributions from equity investments	252	1,041	1,604	1,041

Adjusted EBITDA from continuing operations	$43,615	$37,653	$177,341	$149,190

Loss from discontinued operations	$(44,970)	$(3,311)	$(67,683)	$(26,084)
Interest expense, net	—	—	—	(478)
Income tax benefit	—	(12)	—	(167)
Depreciation and amortization	1,679	3,603	10,351	15,132

EBITDA from discontinued operations	(43,291)	280	(57,332)	(11,597)

Loss on asset impairments	41,572	2,315	64,185	12,337
Loss on disposal of assets	2,870	303	5,397	14,065

Adjusted EBITDA from discontinued operations	$1,151	$2,898	$12,250	$14,805

Adjusted EBITDA, total operations	$44,766	$40,551	$189,591	$163,995

(a)	See the notes to the financial information for discussion of non-GAAP measures.

HOTEL OPERATIONAL DATA

SCHEDULE OF COMPARABLE HOTEL RESULTS (a)

(In thousands, except per share amounts)

	Quarter Ended December 31,		Year Ended December 31,
	2005	2004	2005	2004
Number of hotels	49	49	49	49
Number of rooms	15,337	15,337	15,337	15,337

Comparable hotel revenues:
Rooms	$110,364	94,880	$436,114	393,563
Food and beverage	56,198	51,746	187,869	173,915
Other hotel operations	8,531	7,899	33,036	31,679

Comparable hotel revenues (b)	175,093	154,525	657,019	599,157

Comparable hotel expenses:
Room	28,323	25,336	108,429	100,844
Food and beverage	38,022	34,367	131,190	123,283
Other	4,439	5,615	22,302	21,974
General and administrative	28,533	25,435	105,545	98,084
Property operating costs, less management fees	22,924	19,218	86,421	78,356

Comparable hotel expenses (c)	122,241	109,971	453,887	422,541

Comparable Hotel Gross Operating Profit	52,852	44,554	203,132	176,616

Margin	30.2%	28.8%	30.9%	29.5%

Management Fees (c)	4,843	3,942	16,969	15,100
Property taxes, insurance and other (c)	9,552	8,594	35,164	33,495

Comparable Hotel EBITDA, excluding BI (d)	$38,457	$32,018	$150,999	$128,021

Margin	22.0%	20.7%	23.0%	21.4%

Hurricane business interruption insurance gain	—	—	969	—

Comparable Hotel EBITDA, including BI (d)	$38,457	$32,018	$151,968	$128,021

Margin	22.0%	20.7%	23.1%	21.4%

(a)	See the notes to the financial information for discussion of non-GAAP measures, and comparable hotel results and statistics.

(b)	The reconciliation of total revenues per the consolidated statements of operations to the comparable hotel revenues is as follows (in thousands):

	Quarter Ended December 31,		Year Ended December 31,
	2005	2004	2005	2004
Revenues per the consolidated statements of operations	$183,427	$159,391	$724,622	$690,186
Non-comparable hotel revenues	(7,372)	(3,920)	(61,743)	(86,107)
Office rental, parking and other revenue	(962)	(946)	(5,860)	(4,922)

Comparable hotel revenues	$175,093	$154,525	$657,019	$599,157

(c)	The reconciliation of operating costs per the consolidated statements of operations to the comparable hotel expenses, management fees, property taxes, insurance and other is as follows (in thousands):

	Quarter Ended December 31,		Year Ended December 31,
	2005	2004	2005	2004
Operating expenses per the consolidated statements of operations	$232,311	$151,493	$743,407	$640,869
Non-comparable hotel expenses	(5,102)	(3,222)	(47,066)	(68,979)
General and administrative, corporate	(4,003)	(5,160)	(14,364)	(14,832)
Depreciation and amortization	(21,440)	(20,604)	(85,369)	(85,922)
Loss on asset impairments	(64,996)	—	(89,373)	—
Contract termination costs	(134)	—	(1,215)	—

Comparable hotel expenses, management fees, property taxes, insurance and other	$136,636	$122,507	$506,020	$471,136

(d)	The reconciliation of comparable hotel EBITDA to operating income per the consolidated statements of operations is as follows (in thousands):

	Quarter Ended December 31,		Year Ended December 31,
	2005	2004	2005	2004
Comparable hotel EBITDA, including BI	$38,457	$32,018	$151,968	$128,021
Non-comparable results, net (e)	2,270	698	14,677	17,128
Office rental, parking and other revenue	962	946	5,860	4,922
General and administrative, corporate	(4,003)	(5,160)	(14,364)	(14,832)
Depreciation and amortization	(21,440)	(20,604)	(85,369)	(85,922)
Loss on asset impairments	(64,996)	—	(89,373)	—
Contract termination costs	(134)	—	(1,215)	—
Equity in income (loss) of and interest earned from unconsolidated affiliates	2,937	8,347	10,193	13,147
Hurricane business interruption insurance gain at non-comparable hotels	2,772	—	6,093	—

Operating (Loss) Income	$(43,175)	$16,245	$(1,530)	$62,464

(e)	Non-comparable results, net represent all revenues and expenses, other than those of our comparable hotels, and specific revenues and expenses identified above: office rental, parking and other revenue; general and administrative, corporate; depreciation and amortization; loss on asset impairments; contract termination costs and equity in income/loss of and interest earned from unconsolidated affiliates.

FORECASTED RECONCILIATION OF NET LOSS TO FUNDS FROM OPERATIONS

(In millions, except per share amounts)

	Three Months Ending March 31, 2006
	Low-end of range	High-end of range
Forecasted Funds from Operations:

Net loss (a)	$(8)	(5)
Adjustments to forecasted net loss:
Depreciation and amortization of real estate assets	19	19
Unconsolidated affiliate adjustments	1	1

Funds from operations	$12	15

Weighted average diluted shares of common stock and common OP units outstanding	90	90

Funds from operations per diluted share	$0.13	0.16

	Year Ending December 31, 2006
	Low-end of range	High-end of range
Forecasted Funds from Operations:

Net income (a)	$7	11
Adjustments to forecasted net income:
Depreciation and amortization of real estate assets	67	67
Unconsolidated affiliate adjustments	5	5

Funds from operations	$79	83

Weighted average number of shares of common stock and common OP units outstanding	90	90

Funds from operations per diluted share	$0.88	0.92

(a)	Forecasted net income (loss) does not include any possible future losses on asset impairments, gains or losses on the sale of assets, gains or losses on early extinguishment of debt, or gains or losses on property damage insurance recoveries; therefore, forecasted funds from operations is equivalent to adjusted funds from operations.

FORECASTED RECONCILIATION OF NET LOSS TO EBITDA

(In millions)

	Three Months Ending March 31, 2006
	Low-end of range	High-end of range
EBITDA and Adjusted EBITDA:
Net loss (a)	$(8)	(5)
Interest expense, net	30	30
Depreciation and amortization	21	21

	43	46

EBITDA
Equity investment adjustments:
Equity in income of affiliates	2	2

Adjusted EBITDA	$45	48

	Year Ending December 31, 2006
	Low-end of range	High-end of range
EBITDA and Adjusted EBITDA:
Net income (a)	$7	11
Interest expense, net	93	93
Depreciation and amortization	74	74

	174	178

EBITDA
Equity investment adjustments:
Equity in income of affiliates	3	3

Adjusted EBITDA	$177	181

(a)	Forecasted net income (loss) does not include any possible future losses on asset impairments, gains or losses on the sale of assets, gains or losses on early extinguishment of debt, or gains or losses on property damage insurance recoveries.

MeriStar Hospitality Corporation

December 31, 2005

NOTES TO FINANCIAL INFORMATION

Funds From Operations

Substantially all of our non-current assets consist of real estate, and in accordance with accounting principles generally accepted in the United States, or GAAP, those assets are subject to straight-line depreciation, which reflects the assumption that the value of real estate assets, other than land, will decline ratably over time. That assumption is often not true with respect to the actual market values of real estate assets (and, in particular, hotels), which fluctuate based on economic, market and other conditions. As a result, management and many industry investors believe the presentation of GAAP operating measures for real estate companies to be more informative and useful when other measures, adjusted for depreciation and amortization, are also presented.

In an effort to address these concerns, the National Association of Real Estate Investment Trusts, or NAREIT, adopted a definition of Funds From Operations, or FFO. NAREIT defines FFO as net income (computed in accordance with GAAP) excluding gains or losses from sales of real estate, real estate-related depreciation and amortization, and after comparable adjustments for our portion of these items related to unconsolidated partnerships and joint ventures. Extraordinary items and cumulative effect of changes in accounting principles as defined by GAAP are also excluded from the calculation of FFO. As defined by NAREIT, FFO also does not include reductions from asset impairment charges. The Securities and Exchange Commission, however, recommends that FFO includes the effect of asset impairment charges, which is the presentation we have adopted for all historical presentations of FFO. We believe FFO is an indicative measure of our operating performance due to the significance of our hotel real estate assets and provides beneficial information to investors.

Adjusted FFO represents FFO excluding the effects of gains or losses on early extinguishments of debt, contract termination costs and, in accordance with the NAREIT definition of FFO, asset impairment charges. We exclude the effects of gains or losses on early extinguishments of debt, contract termination costs and asset impairment charges because we believe that including them in Adjusted FFO does not fully reflect the operating performance of our remaining assets. We believe Adjusted FFO is useful for the same reasons we believe that FFO is useful, but we also believe that Adjusted FFO enables us and the investor to consider our operating performance without considering the items we exclude from our definition of Adjusted FFO.

Consolidated Earnings Before Interest, Income Taxes, Depreciation and Amortization

EBITDA represents consolidated earnings before interest, income taxes, depreciation and amortization and includes operations from the assets included in discontinued operations. We further adjust EBITDA for the effect of capital market transactions that would result in a gain or loss on early extinguishments of debt, contract termination costs, the earnings effect and distributions related to equity method investments, as well as the earnings effect of asset dispositions and any impairment assessments, resulting in the measure that we refer to as “Adjusted EBITDA.” We exclude the effect of gains or losses on early extinguishments of debt, contract termination costs, the earnings effect and distributions related to equity method investments, as well as the earnings effect of asset dispositions and impairment assessments because we believe that including them in Adjusted EBITDA does not fully reflect the operating performance of our remaining assets.

We also believe Adjusted EBITDA provides useful information to investors regarding our financial condition and results of operations because Adjusted EBITDA is useful in evaluating our operating performance. Furthermore, we use Adjusted EBITDA to provide a measure of performance that can be isolated on an asset-by-asset basis to determine overall property performance. We believe that the rating agencies and a number of our lenders also use Adjusted EBITDA for those purposes. We also use Adjusted EBITDA as one measure in determining the value of acquisitions and dispositions.

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MeriStar Hospitality Corporation

December 31, 2005

Net Debt

Net debt is defined as total debt less cash and cash equivalents. Management uses net debt to evaluate the Company’s capital structure. Management believes that the presentation of net debt provides useful information to investors regarding our financial condition because accumulated cash can be used for debt repayment, if appropriate. Net debt is not a substitute for any U.S. GAAP financial measure. In addition, the calculation of net debt contained in this document may not be consistent with that of other companies.

Comparable Hotel Operating Results and Statistics

We present certain operating statistics (i.e., RevPAR, ADR and average occupancy) and operating results (revenues, expenses and operating profit) for the periods included in this report on a comparable hotel basis as supplemental information for investors. We define our comparable hotels as properties that (i) are owned by us and the operations of which are included in our consolidated results for the reporting periods being compared, (ii) have not sustained substantial property damage during the reporting periods being compared, and (iii) are not classified as held-for-sale as of the end of the period. Of the 64 hotels that we owned as of December 31, 2005, 49 have been classified as comparable hotels. The operating results of six hotels classified as held-for-sale and reflected in discontinued operations and nine hotels significantly affected by the hurricanes in 2004 and 2005 that we owned as of December 31, 2005, are excluded from comparable hotel results for these periods. Additionally, changes in estimates to property tax expense, which are recorded when known, have been allocated to the period to which they relate, in order to maintain comparability between periods.

We present these comparable hotel operating results by eliminating corporate-level revenues and expenses, as well as depreciation and amortization and loss on asset impairments. We eliminate corporate-level revenues and expenses to arrive at property-level results because we believe property-level results provide investors with supplemental information regarding the ongoing operating performance of our hotels and the effectiveness of management in running our business on a property-level basis. We eliminate depreciation and amortization because, even though depreciation and amortization are property-level expenses, these non-cash expenses, which are based on historical cost accounting for real estate assets, implicitly assume that the value of real estate assets diminishes over time. Because real estate values have historically risen or fallen with market conditions, many industry investors have considered presentation of operating results for real estate companies that use historical cost accounting to be insufficient by themselves. We eliminate loss on asset impairments because these non-cash expenses are primarily related to our non-comparable properties, and do not reflect the operating performance of our comparable assets.

As a result of the elimination of corporate-level costs and expenses and depreciation and amortization, the comparable hotel operating results we present do not represent our total revenues, expenses or operating profit and should not be used to evaluate our performance as a whole. Management compensates for these limitations by separately considering the impact of these excluded items to the extent that they are material to operating decisions or assessments of our operating performance. Our consolidated statements of operations include such amounts, all of which should be considered by investors when evaluating our performance.

We present these hotel operating results on a comparable hotel basis because we believe that doing so provides investors and management with useful information for evaluating the period-to-period performance of our hotels and facilitates comparisons with other hotel REITs and hotel owners. In particular, these measures assist management and investors in distinguishing whether increases or decreases in revenues and/or expenses are due to growth or decline of operations at comparable hotels (which represent the vast majority of our portfolio) or from other factors, such as the effect of acquisitions or dispositions. While management believes that presentation of comparable hotel results is a “same store” supplemental measure that provides useful information in evaluating the ongoing performance of the Company, this measure is not used to allocate resources or to assess the operating performance of each of these hotels, as these decisions are based on data for individual hotels and are not based on comparable hotel results. For these reasons, we believe that comparable hotel operating results, when combined with the presentation of GAAP operating profit, revenues and expenses, provide useful information to management and investors.

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